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                                                                    Exhibit 10.6

                            TAX SEPARATION AGREEMENT

                                    between

                                 PEPSICO, INC.,
                              on behalf of itself
                                and the members
                              of the PEPSICO GROUP

                                      and

                        THE PEPSI BOTTLING GROUP, INC.,
                              on behalf of itself
                                and the members
                                of the PBG GROUP


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                            TAX SEPARATION AGREEMENT


                This Agreement is entered into as of the __ day of ________, 1999 between PepsiCo, Inc. ("PepsiCo"), a North Carolina corporation, on behalf of itself and the members of the PepsiCo Group, and The Pepsi Bottling Group, Inc. ("PBG"), a North Carolina corporation, on behalf of itself and the members of the PBG Group.

                              W I T N E S S E T H:

                WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the PBG Group, as defined below, presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code")) with certain members of the PepsiCo Group, as defined below (each such group, a "Consolidated Group");

                WHEREAS, PepsiCo and PBG intend to enter into a Separation Agreement providing for the consolidation of the assets and operations of a substantial portion of the bottling business owned by PepsiCo and its subsidiaries and affiliates into PBG and its subsidiaries and affiliates;

                WHEREAS, PBG intends to effect an initial public offering of approximately __% of its common stock (the "Offering");

                WHEREAS, PepsiCo and PBG desire to set forth their agreement on the rights and obligations of PepsiCo, PBG and the members of the PepsiCo Group and the PBG Group, respectively, with respect to the handling and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Offering Date, Taxes resulting from transactions effected in connection with the Offering (the "Restructuring") and various other Tax matters;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:


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1.      DEFINITIONS

                (a)     As used in this Agreement:

                "Affiliate" of any Person shall mean (i) any individual, corporation, partnership or other entity directly or indirectly owning more than 50 percent (by vote or value) of, owned more than 50 percent (by vote or value) by, or under more than 50 percent (by vote or value) common ownership with, such Person, and (ii) any entity that is entitled to the benefit of any Tax Asset of such Person under applicable law, any entity with any Tax Asset to which such Person is entitled to the benefit of under applicable law, or any entity which is entitled or required to transfer or assign income, revenues, receipts, or gains to such Person under applicable law.

                "After-Tax Amount" shall mean an additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.

                "Bottling Business" shall mean any business activity associated with the operation or development of companies manufacturing soft drinks from concentrate and distributing such soft drinks, as determined by the PepsiCo Senior Vice President and Treasurer, in accordance with past practice; PROVIDED, HOWEVER, that "Bottling Business" shall exclude the marketing, manufacture, distribution and sale of concentrate.

                "Consolidated Group" shall have the meaning ascribed to it in the first "whereas" clause in this Agreement; PROVIDED, HOWEVER, that "Consolidated Group" shall also include (i) PepsiCo or any Affiliate of PepsiCo that filed (or will file) any Pre-Offering Period Returns that reflect the income, assets or operations of a Bottling Business and (ii) any Affiliate of PBG that filed (or will file) any Pre-Offering Period Returns that reflect the income, assets or operations of a Non-Bottling Business.

                "Federal Tax" shall mean any Tax imposed under Subtitle A of the Code and any related penalty imposed under Subtitle F of the Code.

                "Final Determination" shall mean (i) with respect to Federal Taxes, (A) a "determination" as defined in Section 1313(a) of the Code, or (B) the date of acceptance by or on behalf of the IRS of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to



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file a claim for refund or the right of the IRS to assert a further deficiency shall not constitu a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations or applicable foreign equivalent; or (iv) with respect to any Tax, the payment of Tax by PepsiCo, PBG, or any member of the PepsiCo Group or the PBG Group, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of
Section 8 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

                "IRS" shall mean the Internal Revenue Service.

                "LIBOR" shall be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of 30 days which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time. If at least two rates appear on the Reuters Screen LIBO Page, the rate will be the arithmetic mean of such rates.

                "Non-Bottling Business" shall mean any business other than a Bottling Business.

                "Non-Resident Owned Investment Corporation" shall have the meaning ascribed to it for Canadian tax purposes.

                "Offering" shall mean the underwritten initial public offering of PBG common stock.

                "Offering Date" shall mean the date of closing of the Offering.

                "PBG Group" shall mean PBG and its Affiliates immediately after the Offering Date, including any predecessors thereto; PROVIDED, HOWEVER, that for purposes of determining whether an entity is a member of the PBG Group, a transfer of beneficial ownership of an entity shall be treated as a transfer of title, regardless of whether title has actually passed; PROVIDED FURTHER, that to the extent that PepsiCo or an Affiliate of PepsiCo or an Affiliate of PBG conducted at least one Bottling Busine and a Non-Bottling Business, each Bottling Business shall be treated for purposes of this Agreement as a separate corporation that is a member of the PBG Group, unless such Bottling Business continues to be conducted by an Affiliate of PepsiCo immediately after the Offering Date or



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unless such Bottling Business is transferred to Heartland Territories Holdings,
Inc. pursuant to the Contribution and Merger Agreement dated as of January 25, 1999 among Whitman Corporation, PepsiCo and Heartland Territories Holdings, Inc., and the Non-Bottling Business shall be treated for purposes of this Agreement as a separate corporation that is a member of the PepsiCo Group; PROVIDED FURTHER, that if with respect to any Pre-Offering Period any Affiliate of PepsiCo was involved solely in the conduct of a Bottling Business, such member shall be treated as a member of the PBG Group for such Pre-Offering Period, unless such Bottling Business continues to be conducted by an Affiliate of PepsiCo immediately after the Offering Date, or unless such Bottling Business is transferred to Heartland Territories Holdings, Inc. pursuant to the Contribution and Merger Agreement dated as of January 25, 1999 among Whitman Corporation, PepsiCo and Heartland Territories Holdings, Inc.; and PROVIDED FURTHER, that if with respect to any Pre-Offering Period any Affiliate of PBG was not involved in the conduct of a Bottling Business, such member shall not be treated as a member of the PBG Group for such Pre-Offering Period. Notwithstanding anything to the contrary herein, the PBG Group shall include any entity (and any Affiliate thereof) that is sold by PepsiCo or any member of the PepsiCo Group to PBG or any member of the PBG Group after the Offering Date in connection with the Restructuring, including but not limited to Pepsi-Cola Bottling Global B.V., Pepsi-Cola Bottling Finance B.V., Centro-Mediterranea De Bebidas Carbonicas PepsiCo, S.A., Dornfell, International Bottlers LLC, International Bottlers Management Co LLC, International Bottlers Management Co. LLC, Pepsi International Bottlers (Krasnoyarsk), Pepsi International Bottlers (Nizhny Novgorod), Pepsi International Bottlers (Novosibirsk), Pepsi International Bottlers (Samara), Pepsi International Bottlers (Yekaterinburg), PepsiCo Holdings OOO, Pepsi-Cola Soft Drink Factory of Sochi, OOO, International Bottlers Employment Co. LLC, Pepsi International Bottlers LLC, PepsiCo IVI S.A., and Spirituosen S.A.

                "PBG Tax Liability" shall mean, with respect to any Consolidated Group and any Taxable period, the PBG Group's share of the Tax liability of such Consolidated Group, computed as if the relevant members of the PBG Group were not and never were part of such Consolidated Group, but rather were a separate affiliated group of corporations filing a similar group Return (PROVIDED, HOWEVER, that transactions with any member of the PepsiCo Group included in such Consolidated Group shall not be taken into account until the first Taxable period in which such transaction is required to be taken into account for Tax purposes under applicable law). Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the PepsiCo Group, except to the extent that a payment was made to any member of the PepsiCo Group with respect thereto, (B) by taking account of any Tax Asset of the PBG Group, including net operating loss and capital loss carryforwards and carrybacks and



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minimum Tax credits from earlier years of the PBG Group, and without reduction for any such Tax Assets used by any member of the PepsiCo Group, except to the extent that a payment was made to any member of the PBG Group with respect thereto, (C) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year, and (D) reflecting the positions, elections and accounting methods used by the Consolidated Group in preparing the relevant Return for the Consolidated Group. Notwithstanding anything in this agreement to the contrary, any payment by Pepsi-Cola of Canada Ltd. or any of its Canadian Affiliates to a Non-Resident Owned Investment Corporation which is attributable to the Canadian Taxable income of a Bottling Business and which is characterized as a payment of interest for Canadian income Tax purposes shall be treated as a payment made by the PBG Group.

                "PepsiCo Group" shall mean, with respect to any Taxable period, PepsiCo and its Affiliates (including their predecessors and successors) at any time prior to the Offering other than those Affiliates comprising the PBG Group.

                "PepsiCo Tax Liability" shall mean, with respect to any Consolidated Group and any Taxable period, the PepsiCo Group's share of the Tax liability of such Consolidated Group, computed as if the relevant members of the PepsiCo Group were not and never were part of such Consolidated Group, but rather were a separate affiliated group of corporations filing a similar group Return (PROVIDED, HOWEVER, that transactions with any member of the PBG Group included in such Consolidated Group shall not taken into account until the first Taxable period in which such transaction is required to be taken into account for Tax purposes under applicable law). Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the PBG Group, except to the extent that a payment was made to any member of the PBG Group with respect thereto, (B) by taking account of any Tax Asset of the PepsiCo Group, including net operating loss and capital loss carryforwards and carrybacks and minimum Tax credits from earlier years of the PepsiCo Group, and without reduction for any such Tax Assets used by any member of the PBG Group, except to the extent that a payment was made to any member of the PepsiCo Group with respect thereto, (C) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year, and (D) reflecting the positions, elections and accounting methods used by the Consolidated Group in preparing the relevant Return for the Consolidated Group. Notwithstanding anything in this agreement to the contrary, any payment by Pepsi-Cola of Canada Ltd. or any of its Canadian Affiliates to a Non-Resident Owned Investment Corporation which is attributable to the Canadian Taxable income of a Non-Bottling Business and which is characterized as a payment of interest for Canadian income Tax purposes shall be treated as a payment made by the PepsiCo Group.



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                "PepsiCo Senior Vice President and Treasurer" shall include any successor position or title; PROVIDED, HOWEVER, that if such successor position or title does not have responsibility for Tax matters, then the most senior position or title that has responsibility for Tax matters shall be substituted for the PepsiCo Senior Vice President and Treasurer in this Agreement.

                "Person" shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

                "Post-Offering Period" shall mean any taxable period (or portion thereof) beginning after the close of business on the Offering Date.

                "Pre-Offering Period" shall mean any Taxable period ending on or before the close of business on the Offering Date; PROVIDED that if a Taxable period ending after the Offering Date contains any days which fall prior to or on the Offering Date, any portion of such Taxable period up to and including the Offering Date shall also be included in the Pre-Offering Period.

                "Prime" shall mean the rate announced from time to time as "prime" by Chase Manhattan Bank as its prime rate with respect to the applicable currency.

                "Restructuring" shall have the meaning ascribed to it in the fourth "whereas" clause in this Agreement; PROVIDED, HOWEVER, that "Restructuring" shall exclude any transaction effected in the ordinary course of normal business operations.

                "Return" shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.

                "Tax" (and the correlative meaning, "Taxes," "Taxing" and "Taxable") shall mean (A) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisiti environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability of a member of the PepsiCo Group or the PBG Group, as the case may be, for the payment of any amounts of



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the type described in clause (A) for any Taxable period resulting from such member being a part of a Consolidated Group pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision applicable under state, local or foreign law; or (C) any liability of a member of the PepsiCo Group or the PBG Group for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other party.

                "Tax Asset" shall mean any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, target jobs Tax credit, low income housing credit, research and experimentation credit, charitable deduction, or any other loss, credit or Tax attribute, including additions to basis of property and attributes which reduce or offset value-added Tax liability, which could reduce any Tax (domestic or foreign), including, without limitation, deductions, credits, or alternative minimum ne operating loss carryforwards related to alternative minimum Taxes.

                "Tax Packages" shall mean one or more packages of information that are (i) reasonably necessary for the purpose of preparing Returns of any Consolidated Group with respect to a Pre-Offering Period and (ii) completed in all material respects in accordance with the standards that PepsiCo has established for its subsidiaries with respect to the relevant Pre-Offering Period.

                "Tax Proceeding" shall mean any Tax audit, dispute or proceeding (whether administrative or judicial).

                "Taxing Authority" shall mean any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

                (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

2.      ADMINISTRATIVE AND COMPLIANCE MATTERS.

                (a) SOLE TAX SHARING AGREEMENT. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the PepsiCo Group and any member of the PBG Group shall be or shall have been terminated as of the date of this Agreement. As of the date of this Agreement, neither the members of the PBG Group nor the members of the PepsiCo Group shall have any further rights or liabilities thereunder, and this



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Agreement shall be the sole Tax sharing agreement between members of the PBG
Group and the members of the PepsiCo Group. Notwithstanding the foregoing, if any such termination is not binding on any Taxing Authority, the PBG Group shall hold the affected member of the PepsiCo Group harmless against any adverse effect which would have been avoided if such termination had been given effect by such Taxing Authority.

                (b) DESIGNATION OF AGENT. PBG and each member of the PBG Group, and PepsiCo and each member of the PepsiCo Group, as the case may be, in each case with respect to any Consolidated Group of which such Person is a member, hereby irrevocably authorize PepsiCo or PBG, as the case may be, and consistent with past practice and applicable law, to designate a member of the PepsiCo Group or the PBG Group, as appropriate, or a successor of such member, as its agent, coordinator, and administrator, the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund (even where an item or Tax Asset giving rise to an amended Return or refund claim arises in a Post-Offering Period), credit or offset of Tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, in each case relating only to any Pre-Offering Period. Such designated member of the PepsiCo Group or the PBG Group, as the case may be, as agent, covenants to PBG or PepsiCo, respectively, that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

                (c) PRE-OFFERING PERIOD RETURNS. (i) With respect to a Consolidated Group, the member of the PepsiCo Group or the PBG Group, as applicable, that is required by applicable law to file the Returns for all Pre-Offering Periods will prepare such Returns with the assistance of the PBG Group or the PepsiCo Group, respectively. With respect to each Consolidated Group, either a member of the PepsiCo Group or a member of the PBG Group, as consistent with past practice and applicable law, will file the Pre-Offering Period Returns for such Consolidated Group. PepsiCo and the members of the PepsiCo Group shall have the right with respect to any Consolidated Group Returns to determine (x) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; PROVIDED, HOWEVER, that such returns, documents or statements shall be prepared in accordance with past practice (unless such past practice is no longer permissible under the Code or other applicable law), (y) whether any extensions should be requested, and (z) the elections that will be made by any member of the PepsiCo Group or the PBG Group. In addition, with respect to all Pre-Offering Periods, except as provided in Section 8(b), PepsiCo and the members of the PepsiCo Group shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed,



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asserted or assessed as a result of any audit of any consolidated return filed by the PepsiCo Group or the PBG Group, (ii) file, prosecute, compromise or settle any claim for refund, (iii) determine whether any refunds to which the PepsiCo Group may be entitled shall be received by way of refund or credited against the Tax liability of the PepsiCo Group and (iv) determine whether a deposit will be made with a Taxing Authority to stop the running of interest. With respect to the 1998 and 1999 Tax years, PBG and the members of the PBG Group shall prepare and deliver to PepsiCo all Tax Packages no later than June 1, 1999 and December 1, 1999, respectively.

                (ii) To the extent that any Return for a Pre-Offering Period reflects any transaction effected in connection with the Restructuring, PepsiCo shall have complete discretion in determining the amount of any Tax liability resulting from the Restructuring which will be shown on such Return. For the purpose of exercising such discretion, any such Return that is not a Consolidated Group Return and that is filed by a member of the PBG Group shall be submitted by such member of the PBG Group to PepsiCo (together with any relevant schedules, statements and, to the extent requested by PepsiCo, supporting documentation) at least 45 days prior to the due date (including extensions) of such Return. To the extent necessary to determine the amount of any Tax liability resulting from the Restructuring which will be shown on such Return, PepsiCo shall have the right to review all work papers and procedures used to prepare such Return. If, within 10 business days after delivery of any such Return, PepsiCo objects to the amount of any Tax liability shown on such Return and resulting from the Restructuring, the Return shall be adjusted in the manner PepsiCo deems appropriate and as so adjusted shall be binding upon the parties without further adjustment.

3.  TAX SHARING.

                (a) GENERAL. For each Taxable period of each Consolidated Group during which income, profits, gains, net worth, receipts, sales, loss or credit against Tax of at least one member of each of the PBG Group and the PepsiCo Group are includible in a Return of such Consolidated Group, the PBG Group or the PepsiCo Group, as appropriate, shall pay, as provided in this Section 3, to the PepsiCo Group or the PBG Group, respectively, an amount equal to the PBG Tax Liability or the PepsiCo Tax Liability, as appropriate, for such Taxable period, if any. Any Return filed by an entity described in clause (i) of the definition of Consolidated Group shall be treated as required to be filed by the PepsiCo Group and any payment made prior to the Offering Date with respect to such Return shall be treated as having been made by the PepsiCo Group. Any Return filed by an entity described in clause (ii) of the definition of Consolidated Group shall be treated as required to be filed by the PBG Group and any payment made prior to the Offering Date with respect to such Return shall be treated as having been made by the PBG Group; PROVIDED, HOWEVER, that any Tax liability attributable to



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any sales and use or property Tax Returns that relate to a Pre-Offering Period, that are prepared by PBG or an Affiliate of PBG on behalf of a member of the PepsiCo Group and that relate solely to Taxes of a Non-Bottling Businesses will be a Tax liability of the PepsiCo Group.

                (b) ESTIMATED PAYMENTS. Not later than 3 days after a member of the PepsiCo Group or a member of the PBG Group, as the case may be, makes an estimated Tax payment with respect to a Taxable period of a Consolidated Group, whether or not such payment is made prior to the Offering Date, the PepsiCo Group shall (i) in good faith determine the amount of the PBG Tax Liability or the PepsiCo Tax Liability, as appropriate, pursuant to this Agreement and (ii) deliver a written statement to PBG reflecting the determination described above. Not later than 5 business days after receipt of such statement, the PBG Group shall pay to the PepsiCo Group or the PepsiCo Group shall pay to the PBG Group, as appropriate, the amount so determined in accordance with Section 9 hereof.

                (c) PAYMENT OF TAXES AT YEAR-END.

                (i) Not later than 5 business days before a member of the PepsiCo Group or a member of the PBG Group, as the case may be, is required to file a Return (after taking extensions into account) with respect to any Consolidated Group for which payments are to be made under this Agreement, whether or not such Return is filed prior to the Offering Date, the PepsiCo Group shall deliver to the PBG Group a written statement setting forth the difference, calculated in good faith, between (x) the PBG T Liability or the PepsiCo Tax Liability, as appropriate, for such Return, and (y) the aggregate amount of payments with respect to the PBG Tax Liability or the PepsiCo Tax Liability, as appropriate, for such year made pursuant to Section 3(b) or otherwise, including estimated Tax payments made by way of intercompany account transfers. Not later than 5 business days after such Return is required to be filed, the PBG Group shall pay to the PepsiCo Group or the PepsiCo Group shall pay to the PBG Group, as appropriate, in accordance with Section 9 hereof, an amount equal to such difference, if any.

                (ii) If the determination of the PBG Tax Liability or the PepsiCo Tax Liability, as the case may be, with respect to any Consolidated Group reflects a Tax Asset that was not used to reduce the Tax liability of the PBG Group or the PepsiCo Group, respectively, but may under applicable law be used to reduce the Tax liability of the PepsiCo Group or the PBG Group, as the case may be, for any Tax period, PepsiCo shall pay to PBG or PBG shall pay to PepsiCo, as appropriate, the actual Tax saving produced by such Tax Asset within 30 days after such Tax saving is claimed on a Return, and the future Returns of the PBG Group or the PepsiCo Group, respectively, shall be adjusted to reflect such use. The amount of any such Tax saving for any Tax period shall be the amount of the



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reduction in Taxes payable to a Taxing Authority (or the increase in any Tax refund) with respect to such period as compared to the Taxes that would have been payable to a Taxing Authority (or the Tax refund that would have been received) by the Consolidated Group with respect to such period in the absence of such Tax Asset.

                (iii) With respect to each Return described in Section 3(a) above and previously filed by a Consolidated Group, and for which the PBG Tax Liability or the PepsiCo Tax Liability, as the case may be, has not been satisfied in full, or for which the PBG Group has not paid the PepsiCo Group in full for a Tax saving produced by the use of a Tax Asset of the PepsiCo Group, or for which the PepsiCo Group has not paid the PBG Group in full for a Tax saving produced by the use of a Tax Asset of the PBG Group, the PBG Group shall pay to the PepsiCo Group or the PepsiCo Group shall pay to the PBG Group, as appropriate, within 30 days of demand therefor, the amount in respect of such Return as determined in good faith by the PepsiCo Senior Vice President and Treasurer.

                (d) CARRYBACKS AND CERTAIN OTHER MATTERS.

                (i) With respect to each Consolidated Group, PepsiCo shall pay to PBG or PBG shall pay to PepsiCo, as appropriate, the actual benefit received by such Consolidated Group from the use in any Pre-Offering Period of any Tax Asset of the PBG Group or the PepsiCo Group, respectively, arising in a Post-Offering Period. Such benefit shall be considered equal to the excess of the amount of Tax that would have been payable (or of the Tax refund that would have been receivable) by such Consolidated Group in the absence of such carryback over the amount of Tax actually payable (or of the Tax refund actually receivable) by such Consolidated Group. Payment of the amount of such benefit shall be made within 30 days of the receipt by any member of the PepsiCo Group or the PBG Group, as the case may be, of any refund, credit or other offset attributable thereto from the relevant Taxing Authority, and the future Returns of the PBG Group or the PepsiCo Group, respectively, shall be adjusted to reflect such use.

                (ii) Notwithstanding the definitions of PBG Tax Liability or PepsiCo Tax Liability or any other provision in this Agreement, any loss recognized upon any sale to PBG or any member of the PBG Group of any Bottling Business (including but not limited to Pepsi-Cola Bottling Global B.V. and PepsiCo IVI S.A.), or any assets used in a Bottling Business, shall be treated as a Tax Asset of the PepsiCo Group.

                (iii) Reference is made to a certain Agreement (the "Spanish Agreement") entered into on December 22, 1998, by and between PepsiCo on



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behalf of itself and its affiliates and General Mills, Inc. on behalf of itself and its affiliates. In accordance with the Spanish Agreement, PepsiCo will assign all of its rights and obligations under the Spanish Agreement to PBG. Notwithstanding anything to the contrary in this Agreement, Snack Ventures Inversiones, S.L. ("Inversiones") shall pay to Centro-Levantina De Bebidas Carbonicas PepsiCo, S.L. ("Centro") one-half of the actual tax savings, if any, Inversiones, together with Snack Ventures, S.A. ("SVSA"), are able to achieve solely as a result of offsetting losses of Centro against profits of Inversiones and/or SVSA (after using all other available losses) through the tax consolidation achieved by the SVE Spanish '98 Restructuring (as defined in the Spanish Agreement), only as those tax savings are realized by Inversiones, together with SVSA, and then on the last day of the statutory term for the period for which payment of the taxes is due.

                If any tax savings initially obtained from the SVE Spanish '98 Restructuring are subsequently reduced or any assessments, fines, penalties, interest charges, liabilities, loss of tax benefits or credits are paid or incurred as a result of, or any other form of loss or liability arise from or are associated with the SVE Spanish '98 Restructuring (all together referred to as "Adjustment Losses"), PBG shall pay or cause Centro to reimburse Inversiones for one-half of all Adjustment Losses, not exceed the total paid to Centro pursuant to the preceding paragraph, plus interest at SVE's cost of funds, computed from the date of each payment made to Centro under the preceding paragraph.

                (iv) Notwithstanding the definitions of PBG Tax Liability or PepsiCo Tax Liability or any other provision in this Agreement, any Tax liability, Tax Asset or refund of Tax resulting from the matters relating to the
Section 936 Tax case shall be treated as a Tax liability or Tax Asset of, or a refund of Tax attributable to, the PepsiCo Group, respectively.

                (v) Notwithstanding the definitions of PBG Tax Liability or PepsiCo Tax Liability or any other provision in this Agreement, any Tax liability, Tax Asset or refund of Tax resulting from the sale of Redux Realty, Inc. shall be treated as a Tax liability or Tax Asset of, or a refund of Tax attributable to, the PepsiCo Group, respectively.

                (e) TREATMENT OF ADJUSTMENTS.

                (i) Except as provided in clause (iii) below, if any adjustment is made in, or if a Taxing Authority assesses any deficiency with respect to, a Return of a Consolidated Group filed by a member of the PBG Group which would have increased the PepsiCo Tax Liability under Section 3(c)(i), then within 30 days after a Final Determination of the adjustment, the PepsiCo Group shall pay to the PBG Group the difference between all payments actually made under Section 3(c)(i) and all payments that wou have been made under Section 3(c)(i) taking such adjustment into account.

                (ii) If any adjustment is made in, or if a Taxing Authority assesses any deficiency with respect to, a Return of a Consolidated Group filed by a member of the PepsiCo Group which would have increased the PBG Tax Liability under Section 3(c)(i), then within 30 days after any member of the PepsiCo Group makes a payment to a Taxing Authority or makes a deposit with a Taxing Authority to stop the running of interest with respect to such adjustment, the PBG Group shall pay to the PepsiCo Group t difference between all payments actually made under Section 3(c)(i) and all payments that would have been made under Section 3(c)(i) taking such adjustment into account.

                (iii) If, subsequent to the payment by the PepsiCo Group or the PBG Group, as the case may be (the "Payor Group"), to the PBG Group or the PepsiCo Group, respectively (the "Payee Group"), of any amount referred to in
Section 3(c)(ii), 3(c)(iii) or 3(d)(i) above, there shall be (A) a Final Determination which results in a disallowance or a reduction of the relevant Tax Asset or (B) a reduction in the amount of the benefit realized by the Payor Group from such Tax Asset as the result of a Fin Determination or the use by the Payor Group of a Tax Asset of a member of the Payor Group, the Payee Group shall repay to the Payor Group the amount which would not have been payable to the Payee Group pursuant to Section 3(c)(ii), 3(c)(iii) or 3(d)(i) had the amount of the benefit been determined in light of such event. In addition, the Payee Group shall hold each member of the Payor Group harmless for any penalty or interest payable by any member of the Payor Group as a result of any such event referred to in the preceding sentence. Any amounts payable under this Section 3(e)(iii) shall be paid by the Payee Group within 30 days of demand therefor. To the extent the Payee Group's repayment obligation arises due to the use by the Payor Group of a Tax Asset of a member of the Payor Group, the Payee Group shall pay to the Payor Group interest on the amount repaid to the Payor Group from the date such amount was paid by the Payor Group until such repayment at Prime.

                (iv) Any refunds or credits of Tax (including a return of a deposit described in Section 3(e)(ii)) received by a member of the PepsiCo Group or the PBG Group, as the case may be, relating to a Pre-Offering Period, to the extent attributable to any item of income, loss, credit, deduction or other Tax attribute of any member of the PBG Group or the PepsiCo Group, respectively, shall be paid by the PepsiCo Group or the PBG Group, respectively, to the PBG Group or the PepsiCo Group, respectivel within 30 days of receipt; provided that no such payment shall be required to the extent such refund or credit is attributable to
(x) a Tax Asset of the PBG Group or PepsiCo Group, respectively, for which payment has previously been made by the PepsiCo Group or the PBG Group, respectively, pursuant to Section 3(c) or 3(d)(i), or (y) an adjustment for which payment in respect thereof has previously been made pursuant to Section 3(e)(i), 3(e)(ii) or 3(e)(iii); and PROVIDED FURTHER that, in determining the extent to which a refund is attributable to any item of income, loss, credit, or other Tax attribute of a member of the PepsiCo Group or the PBG Group, if the portion of any such refund represents interest with respect to Taxes and the items or Tax attributes to which such interest relates are not readily identifiable, then the PepsiCo Senior Vice President and Treasurer shall in good faith determine the allocation such interest among the items and Tax attributes of the members of the PepsiCo Group and the PBG Group.

                4. CERTAIN REPRESENTATIONS AND COVENANTS.

                (a) PBG REPRESENTATIONS. PBG and each member of the PBG Group represent that as of the date hereof, and covenants that on the Offering Date, there is no plan or intention (i) to liquidate, merge or consolidate PBG NRO or PBG Amalco with any other person subsequent to the Offering Date, (ii) to sell or otherwise dispose of any asset, or cease business operations in any bottling territory of PBG NRO or PBG Amalco subsequent to the Offering Date, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the PepsiCo Group or any member thereof, (iii) to take any action inconsistent with the information and representations furnished to any Taxing Authority, legal counsel or accounting firm in connection with the request for a ruling or comparable pronouncement by a Taxing Authority, or with the delivery of an opinion by such counsel or accounting firm, with respect to the Restructuring, regardless of whether such information or representations were included in the ruling or pronouncement issued by the Taxing Authority or the opinion delivered by such counsel or accounting firm, (iv) to take any action that contravenes any existing gain recognition agreement or other agreement with a Taxing Authority to which any member of the PBG Group or the PepsiCo Group is a party, (v) to liquidate, merge or consolidate White Co., Inc. or any direct or indirect subsidiary of White Co., Inc., (vi) to liquidate, merge or consolidate Pepsi-Cola de Espana, S.L. with any other Person, or (vi) to file an entity classification election under Treasury Regulations Section 301.7701-3 to treat Pepsi-Cola de Espana, S.L. as a corporation.

                (b) PBG COVENANTS. PBG covenants to PepsiCo that, without the prior written consent of the PepsiCo Senior Vice President and Treasurer, (i) during the two-year period following the Offering Date, neither PBG NRO nor

PBG Amalco will liquidate, merge or consolidate with any other person, (ii) during the two-year period following the Offering Date neither PBG NRO nor PBG Amalco will sell, exchange, distribute or otherwise dispose of its assets or cease business operations in any bottling territory, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the PepsiCo Group or any member thereof, (iii) PBG will not take any action that contravenes any existing gain recognition agreement or other agreement with a Taxing Authority to which any member of the PBG Group or the PepsiCo Group is a party, (iv) on or after the Offering Date, PBG will not, nor will it permit any member of the PBG Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the PepsiCo Group or any member thereof in respect of any Pre-Offering Period, (v) PBG will not, nor will it permit any member of the PBG Group to, take any action inconsistent with the information and representations furnished to any Taxing Authority, legal counsel or accounting firm in connection with a request for a ruling or comparable pronouncement by a Taxing Authority or with the delivery of an opinion by such counsel or accounting firm, with respect to the Restructuring, regardless of whether such information or representations were included in the ruling or pronouncement issued by such Taxing Authority or the opinion delivered by such counsel or accounting firm, (vi) PBG NRO and PBG Amalco will each, for a minimum of two years following the date of such distribution, continue the active conduct of the historic business relied upon to satisfy the requirements of
Section 355(b) of the Code, (vii) no member of the PBG Group will take any action that would result in PBG Amalco ceasing to be treated as a branch of PBG NRO for United States tax purposes, (viii) during the two-year period following the Offering Date, neither White Co., Inc. nor any direct or indirect subsidiary of White Co., Inc. will liquidate, merge or consolidate with any other person, and (ix) during the two-year period following the Offering Date, Pepsi-Cola de Espana, S.L. will not liquidate, merge or consolidate with any other Person, and
(x) during the two-year period following the Offering Date, neither PBG nor any member of the PBG Group will file an entity classification election under Treasury Regulations Section 301.7701-3 to treat Pepsi-Cola de Espana, S.L. as a corporation.

                (c) DEDUCTIONS AND CERTAIN TAXES RELATED TO OPTIONS. The PepsiCo Group shall file Returns claiming (x) the Tax deductions attributable to the exercise of options to purchase stock of PepsiCo which are held by employees or former employees of the PBG Group and (y) any other similar compensation related Tax deductions. Accordingly, (i) the PepsiCo Group shall be entitled to any such Tax deductions, (ii) the Returns of the PepsiCo Group and the PBG Group shall reflect the entitlement of the PepsiCo Group to such deductions, (iii) to the extent any such deductions are disallowed, the PBG Group shall file amended Returns claiming such deductions and shall pay to the PepsiCo Group an amount equal to the actual benefit received by the PBG Group in respect of such deductions, and (iv) to the extent a Taxing Authority determines that the PepsiCo Group is liable for Taxes under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any state employment Tax law in connection with the exercise of such an option, the PBG Group shall pay to the PepsiCo Group an amount equal to the Tax paid by the PepsiCo Group as a result of such Tax liability within 30 days of demand therefor. If, at any time subsequent to a disallowance described in the immediately preceding clause (iii), the PepsiCo Senior Vice President and Treasurer determines that the PBG Group shall claim all subsequent Tax deductions attributable to the exercise of options to purchase PepsiCo stock which are held by employees or former employees of the PBG Group, (i) the Returns of the PepsiCo Group and the PBG Group filed after such determination shall reflect such determination, (ii) not later than 3 days prior to the due date of any such Return, PBG shall notify the PepsiCo Senior Vice President and Treasurer of the amount of Tax deductions it intends to claim on such Return with respect to such options or other compensation related Tax deductions, and (iii) the PBG Group shall pay to the PepsiCo Group an amount equal to the actual benefit received by the PBG Group in respect of such deductions. For purposes of the immediately preceding clause (i), the PepsiCo Senior Vice President and Treasurer will have the right to determine the amount of such Tax deductions that will be claimed by the PBG Group on any such Return. For purposes of each of the two immediately preceding clauses (iii), the actual benefit shall be considered equal to the excess of the amount of Tax that would have been payable to a Taxing Authority (or of the Tax refund that would have been receivable) by the PBG Group in the absence of such deduction over the amount of Tax actually payable to a Taxing Authority (or of the Tax refund actually receivable ) by the PBG Group. Payment of the amount referred to in the first clause (iii) of this Section 4(c) shall be made within 30 days of the receipt by any member of the PBG Group of any refund, credit or other offset attributable thereto from the relevant Taxing Authority. Payment of the amount referred to in the second clause (iii) of this Section 4(c) shall be made not later than 3 days after the due date of the estimated Tax payment immediately following when any member of the PBG Group becomes entitled to any refund, credit or other offset attributable to such deduction. PBG agrees to act as PepsiCo's pay agent for purposes of administering and accounting for PepsiCo stock options held by employees or former employees of the PBG Group.

                5. INDEMNITIES.

                (a) PBG INDEMNITY. PBG and each member of the PBG Group will jointly and severally indemnify PepsiCo and the members of the PepsiCo Group that were members of a Consolidated Group that included such PBG Affiliate against and hold them harmless from:

                (i)  any Tax liability of the PBG Group;

                (ii) any liability or damage resulting from a breach by PBG or any member of the PBG Group of any representation or covenant made by PBG herein;

                (iii) any Tax liability attributable to the Restructuring that is attributable to any action of PBG or any member of the PBG Group, without regard to whether the PepsiCo Senior Vice President and Treasurer has consented to such action;

                (iv) any Tax liability resulting from the recapture, pursuant to
Section 904(f) of the Code, of an overall foreign loss for a Pre-Offering Period to the extent that the PepsiCo Senior Vice President and Treasurer determines that such loss is attributable to operations of the Bottling Business in a Pre-Offering Period;

                (v) any increase in any Tax liability, or any reduction of any Tax Asset, of any member of the PepsiCo Group resulting from a Final Determination of a Taxing Authority relating to the pricing of goods or services provided by a member of the PepsiCo Group to a member of the PBG Group;

                (vi) any Canadian withholding Tax imposed on a distribution by a Non-Resident Owned Investment Corporation to a member of the PepsiCo Group if
(x) such distribution was made to secure a refund of Canadian income Tax attributable to an adjustment made in, or a deficiency assessed with respect to, the Canadian Taxable income of a Bottling Business for a Pre-Offering Period or
(y) such distribution was made in connection with a payment by Pepsi-Cola of Canada Ltd. or any of its Canadian Affiliates to a Non-Resident Owned Investment Corporation and such payment was attributable to the Canadian Taxable income of a Bottling Business and the Canadian income Tax deduction for such payment is disallowed; and

                (vii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), (iii), (iv) or (v) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

                (b) PEPSICO INDEMNITY. PepsiCo and each member of the PepsiCo Group will jointly and severally indemnify PBG and the members of the PBG Group that were members of a Consolidated Group that included such PepsiCo Affiliate against and hold them harmless from:

                (i) any Tax liability of the PepsiCo Group;

                (ii) any Tax liability relating to a Pre-Offering Tax Period and resulting from the ownership by a member of the PepsiCo Group of a 50 percent or less interest in a joint venture conducting a Bottling Business;

                (iii) any Tax liability resulting from the Restructuring, other than any such liabilities described in Section 5(a);

                (iv) any liability or damage resulting from a breach by PepsiCo or any member of the PepsiCo Group of any representation or covenant made by PepsiCo herein;

                (v) any increase in any Tax liability, or any reduction of any Tax Asset, of any member of the PBG Group resulting from a Final Determination of a Taxing Authority relating to the pricing of goods or services provided by a member of the PBG Group to a member of the PepsiCo Group; and

                (vi) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), (iii), (iv) or (v) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

If a member of the PepsiCo Group ceases to be an Affiliate of PepsiCo as a result of a sale of its stock to a third party (whether or not treated as a sale or exchange of stock for Tax purposes), such member of the PepsiCo Group shall be released from its obligations under this Agreement upon such sale and neither PepsiCo nor any member of the PepsiCo Group shall have any obligation to indemnify PBG or any member of the PBG Group under Section 5(b)(iii) for any liability or damage attributable to actions taken by such Affiliate after such sale.

                (c) DISCHARGE OF INDEMNITY. PBG, PepsiCo and the members of the PBG Group and PepsiCo Group, respectively, shall discharge their obligations under Sections 5(a) and 5(b) hereof, respectively, by paying the relevant amount within 30 days of demand therefor. The PepsiCo Group shall be entitled to make such a demand at any time after a member of the PepsiCo Group makes a payment or deposit in respect of a Tax for which any member of the PBG Group has an obligation under Section 5(a). The PB Group shall be entitled to make such a demand at any time after a Final Determination of an obligation of any member of the PepsiCo Group under Section 5(b). Any such demand shall include a statement showing the amount due under Section 5(a) or 5(b), as the case may be. Calculation mechanics relating to items described in Section 5(a)(i) and 5(b)(i) are set forth in Section 3(c). Notwithstanding the foregoing, if either PBG, PepsiCo or any member of the PBG Group or PepsiCo Group disputes in good faith the fact or the amount of its obligation under Section 5(a) or Section 5(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; PROVIDED, HOWEVER, that any amount not paid within 30 days of demand therefor shall bear interest as provided in Section 9.

                (d) TAX BENEFITS. (i) If an indemnification obligation of any member of the PepsiCo Group or any member of the PBG Group, as the case may be, under this Section 5 arises in respect of an adjustment, or in respect of a Canadian withholding Tax described in section 5(a)(vi), that makes allowable to a member of the PBG Group or a member of the PepsiCo Group, respectively, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment or withholding tax, be allowable, or if any transaction effected as part of the Restructuring results in an indemnification obligation of any member of the PepsiCo Group under
Section 5(b)(iii) and makes allowable to a member of the PBG Group a Tax Benefit which would not, but for such transaction, be allowable, then any payment by any member of the PepsiCo Group or any member of the PBG Group, respectively, pursuant to this Section 5 shall be an amount equal to (x) the amount otherwise due but for this subsection (d), minus (y) the present value of the product of the Tax Benefit multiplied (i) by the maximum applicable federal, foreign or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of the PBG Group or a member of the PepsiCo Group (as the case may be) or (ii) in the case of a credit, by 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to Prime.

                (ii) If as a result of any adjustment any member of the PepsiCo Group makes a payment to any Taxing Authority in respect of a Tax resulting from the Restructuring and such adjustment makes allowable to a member of the PBG Group any Tax Benefit which would not, but for such adjustment, be allowable, then the PBG Group shall pay to the PepsiCo Group the amount described in clause
(y) of Section 5(d)(i). The present value of the product referred to in such clause (y) shall be determined by discounting such product from the time the Tax Benefit becomes allowable at a rate equal to Prime.

                (e) For purposes of this Section 5, in the case of Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Offering Date, the portion of such Tax related to the portion of such Tax period ending on the Offering Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, or wages, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Offering Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, sales, gross receipts, or wages, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Offering Date.

6. GUARANTEES. PepsiCo or PBG, as the case may be, shall guarantee the obligations of each member of the PepsiCo Group or the PBG Group, respectively, under this Agreement.

7.      COMMUNICATION AND COOPERATION.

                (a) CONSULT AND COOPERATE. PBG and PepsiCo shall consult and cooperate (and shall cause each member of the PBG Group or the PepsiCo Group, respectively, to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

                (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the PepsiCo Group and the PBG Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

                (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

                (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

                (b) PROVIDE INFORMATION. PepsiCo and PBG shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

                (c) TAX ATTRIBUTE MATTERS. PepsiCo and PBG shall promptly advise each other with respect to any proposed Tax adjustments relating to a Consolidated Group, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any Tax liability or any Tax attribute of PepsiCo, PBG, the PepsiCo Group, the PBG Group or any member of the PBG Group or the PepsiCo Group (including, but not limited to, basis in an asset or the amount of earni and profits).

8.      AUDITS AND CONTEST.

                (a) Notwithstanding anything in this Agreement to the contrary, PepsiCo shall have full control over all matters relating to any Return or any Tax Proceeding relating to any Tax matters of at least one member of the PepsiCo Group or any Tax liability resulting from the Restructuring. PBG may, at its own expense, participate in any such Tax Proceeding. Except as provided in Section 8(b), PepsiCo shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence. PepsiCo shall act in good faith with respect to the matters described in this Section 8(a).

                (b) (i) No settlement of any Tax Proceeding relating to any matter which would cause a payment obligation under Sections 5(a) or 5(b) shall be accepted or entered into by or on behalf of the party entitled to receive a payment under either Section 5(a) or 5(b), whichever is applicable, unless the party ultimately responsible for such payment under either Section 5(a) or 5(b), whichever is applicable (the "Indemnitor"), consents thereto in writing (which consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that, notwithstanding anything to the contrary in this Agreement, PepsiCo may settle any Tax Proceeding if it determines, in its sole reasonable judgment, that PBG is not cooperating in such Tax Proceeding. If the Indemnitor does not respond to the indemnified party's request for consent within 30 days, the Indemnitor will be deemed to have consented to the settlement.

                (ii) Notwithstanding anything to the contrary in this Agreement, in the event a Tax Proceeding involves an issue that is common to both the PepsiCo Group and the PBG Group, PepsiCo shall use its best efforts to settle such issues on behalf of the PepsiCo Group and the PBG Group on a consistent basis.

                (iii) With respect to any Tax Proceeding that relates to a PBG Tax liability, PepsiCo agrees to act in good faith on behalf of PBG and the members of the PBG Group in settling such Tax Proceeding.

                (c) The indemnified party agrees to give notice to the Indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder within 30 days of such assertion or commencement, or such earlier time that would allow the Indemnitor to timely respond to such claim, suit action or proceeding.

                (d) With respect to Returns relating to Taxes solely attributable to the PBG Group, PBG and the members of the PBG Group shall have full control over all matters relating to any Tax Proceeding in connection therewith. PBG and the members of the PBG Group shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

9. PAYMENTS. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made by the PepsiCo Group when due shall bear interest at LIBOR minus 10 basis points as quoted from time to time, for each day until paid. Any payment that is not made by the PBG Group when due shall bear interest at LIBOR plus 40 basis points, as quoted from time to time, for each day until paid. If, pursuant to a Final Determination, any amount paid by PepsiCo or the members of the PepsiCo Group or PBG or the members of the PBG Group, as the case may be, pursuant to this Agreement results in any increased Tax liability or reduction of any Tax Asset of PBG or any member of the PBG Group or PepsiCo or any member of the PepsiCo Group, respectively, then PepsiCo or PBG, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made under this Agreement, the PepsiCo Senior Vice President and Treasurer has the right to designate, by written notice to PBG, which member of the PBG Group or the PepsiCo Group, as the case may be, will make or receive such payment and in which currency such payment will be made.

10. NOTICES. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

                If to PepsiCo or the PepsiCo Group, to:

                Matthew M. McKenna
                Senior Vice President and Treasurer
                PepsiCo, Inc.
                700 Anderson Hill Road
                Purchase, New York 10577-1444

                If to PBG or the PBG Group, to:

                Peter Bridgman
                Senior Vice President and Controller
                The Pepsi Bottling Group, Inc.
                One Pepsi Way
                Somers, New York 10589-2201

At such time that PBG hires a Vice President of Taxes, notices to PBG or the PBG Group shall be given to the Vice President of Taxes, or such successor position or title.

11.     COSTS AND EXPENSES.

                (i) Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorney fees, accountant fees and other related professional fees and disbursements. Notwithstanding anything to the contrary in this Agreement, the PBG Group will be responsible for its allocable portion, as determined by the PepsiCo Senior Vice Preside and Treasurer, of (i) all costs and expenses attributable to filing any Return that reflects the income, assets or operations of the PBG Group and (ii) all costs and expenses incurred by PepsiCo in complying with the provisions of Section 7 of this Agreement.

                (ii) With respect to all Tax Proceedings, costs shall be allocated in good faith by the PepsiCo Senior Vice President and Treasurer. Each party hereto shall be liable for its allocable portion of such costs as provided in Section 5.



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12.  EFFECTIVENESS; TERMINATION AND SURVIVAL. This Agreement shall become effective upon the closing of the Offering. All rights and obligations arising hereunder with respect to a Pre-Offering Tax Period shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation or applicable foreign equivalent (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

13. SECTION HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

14.  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.

                (a) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of PepsiCo and PBG, or in the case of a waiver, by the party against whom the waiver is to be effective.

                (b) AMENDMENTS AND WAIVERS. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

15. GOVERNING LAW AND INTERPRETATION. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without giving effect to laws and principles relating to conflicts of law.

16. DISPUTE RESOLUTION. If the parties hereto are unable to resolve any disagreement or dispute relating to this Agreement, including but not limited to whether a transaction is part of the Restructuring and whether a Tax liability is a PepsiCo Tax Liability or a PBG Tax Liability, such dispute shall be resolved in good faith by the PepsiCo Senior Vice President and Treasurer.



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


17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. ASSIGNMENTS; THIRD PARTY BENEFICIARIES. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof. If, during the period beginning on the Offering Date and ending upon the expiration of the survival period set forth in Section 12, any corporation becomes an Affiliate of PBG, such Affiliate shall be bound by the terms of this Agreement and PBG shall provide evidence to PepsiCo of such Affiliate's agreement to be bound by the terms of this Agreement.

19. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.



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                IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the day and year first written above.

                        PepsiCo on its own behalf and
                        on behalf of the members of
                        the PepsiCo Group.


                        By:
                           --------------------------



                        PBG on its own behalf and
                        on behalf of the members of
                        the PBG Group.


                        By:
                           --------------------------